EX-99.1

DataMEG Corp. Announces Move to Incorporate in Delaware

BOSTON, March 23 /PRNewswire-FirstCall/ -- DataMEG Corp. (OTC Bulletin Board:
DTMG - News) announced today that it plans to reincorporate in the State of Delaware. The Company is currently incorporated in the State of New York. The reincorporation would be effected by a merger of the Company into a newly formed Delaware corporation. At the time of merger, shares of the Company's capital stock would be exchanged for shares of the capital stock of the new Delaware corporation. Reincorporation will be conditioned, among other things, on stockholder approval of the transaction.

"We believe that reincorporating in Delaware will be beneficial to the Company and its shareholders because Delaware provides a more appropriate and predictable corporate and legal environment," said Andrew Benson, Chief Executive Officer and President of the Company.

For information about this release and the business on-goings at DTMG, contact Rich Kaiser, YES INTERNATIONAL, 800-631-8127.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect", "anticipate", "could", "would", "will", and "may" and other words of similar nature. Certain important factors and risks could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include Datameg's history of net losses, ability to generate revenue from operations and need for additional funding, as well as the development of viable products by Datameg's subsidiaries, Cascommunications and North Electric Company, and the business conditions and growth in related areas of telecommunications, wireless and digital transmission, and in the economy in general. Other factors include the competitive pressures from the rapid pace of alternative technology advancements and Datameg's ability to gain market acceptance of its products in development. Additional risks may be detailed from time to time in Datameg's filings with the Securities and Exchange Commission. Neither Datameg Corp. nor its subsidiaries undertakes any obligation to update or revise any forward-looking statements.

Source: DataMEG Corp.